EXHIBIT 4



                  AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                       WITH RESPECT TO LONG-TERM DEBT


         The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                                     OAKWOOD HOMES CORPORATION



                                     By:      s/C. Michael Kilbourne
                                              C. Michael Kilbourne
                                              Vice President